EXHIBIT 16.1

December 17, 1999

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D. C. 20549


Dear Sir/Madam,

We have read Item 4 included in the Form 8-K/A dated December 17, 1999 of U.S. Microbics, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP